FOR IMMEDIATE RELEASE                        SYMBOL:  EXCL
Tuesday, August 29, 2000                     TRADED:  OTC Bulletin Board


        EXCAL ENTERPRISES SAYS TENANT ELECTS NOT TO RENEW LEASE
                           AT IMESON CENTER

     TAMPA, Fla., Aug. 29-Excal Enterprises, Inc. announced today that its major tenant of warehouse space at the Imeson Center office and warehouse park in Jacksonville, FL, has informed the company that it does not intend to renew its lease which expires December 31, 2000.

     Laney & Duke, which provides warehousing services to Sara Lee's knit products division, is currently leasing all of the approximately
1.4 million square feet of warehouse space in Imeson Center. The balance of the approximately 1.7 million square feet in Imeson Center is office space which is more than 85 percent leased.

     W. Carey Webb, Excal's president and chief executive officer, said, "While no one likes to see a major tenant not renew, we feel the Jacksonville market for office/warehouse space continues on a strong trend. A single tenant requiring upwards of a million square feet of space would be ideal, but the space could just as well be leased to several tenants."

     Mr. Webb said he "wouldn't rule out dividing the space or making further conversions of a portion of the warehouse into upscale office space." Previously, major improvements were made to accommodate two large office space tenants - Aetna Insurance Company and America Online.

     Excal's operations currently fall into two distinct businesses: the manufacturer and distribution of sports licensing products and the rental of commercial real estate. In December 1998, the company acquired Roxbury Industries Corp., which produces and distributes knit products licensed to include the logos of most college and major professional sports teams. The company owns, leases and manages a two-story warehouse and office facility containing approximately 1,666,000 square feet of rentable space located on approximately 74 acres in an industrial park in Duval County, Florida.

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PAGE 2 / EXCAL ENTERPRISES SAYS TENANT ELECTS NOT TO RENEW LEASE

     This news release contains forward-looking statements related to future growth and earnings opportunities. Such statements are based upon certain assumptions and assessments made by management of the company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. Actual results may differ as a result of factors over which the company has no control including the strength of the economy, timing of obtaining tenants and renovation costs necessary to accommodate new tenants. More detailed statements regarding significant events which could affect the company's financial results are included in the company's Form 10-K filed with the Securities and Exchange Commission.

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